Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 300,000,000.00	0.0001381	$ 41,430.00
Fees Previously Paid
	Total Transaction Valuation:	$ 300,000,000.00
	Total Fees Due for Filing:			$ 41,430.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 41,430.00
Offering Note
[1]	(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the offer to purchase any and all of the 5.45% Fixed-to-Floating Rate Trust Preferred Securities ("Trust Securities") issued by SCE Trust V, a Delaware statutory trust subsidiary of the Registrant. The transaction valuation assumes the purchase of all 12,000,000 shares of Trust Securities outstanding at a purchase price of $25 per share. (2) The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying $300,000,000 by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A